EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
ANNOUNCES A 78% INCREASE IN
FIRST QUARTER 2008 NET INCOME
     (Fort Smith, Arkansas, April 23, 2008) — Arkansas Best Corporation (Nasdaq: ABFS) today announced a 78% increase in first quarter 2008 net income of $8.5 million, or $0.34 per diluted common share, compared to $4.8 million, or $0.19 per diluted common share, in the first quarter of 2007. Arkansas Best’s 2008 first quarter revenue grew to $447.5 million from $427.8 million in the first quarter of last year.
ABF Freight System, Inc.®
     ABF Freight System, Inc., the company’s largest subsidiary, had first quarter 2008 revenue of $427.7 million, a per-day increase of 4.5% compared to first quarter 2007 revenue of $412.6 million. Operating income in this year’s first quarter was $12.9 million compared to $5.8 million during the first quarter of 2007. ABF’s first quarter 2008 operating ratio improved to 97.0% from 98.6% during the first quarter of 2007. “During the first three months of this year, ABF displayed solid execution and provided excellent service to our customers in the midst of what continues to be a difficult freight environment,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer.
     ABF’s first quarter 2008 total weight per day was flat compared to the first quarter of 2007. “Though business levels remain depressed, quarterly year-over-year tonnage trends have continued to improve since the third quarter of 2007,” said Mr. Davidson. “ABF continues to benefit from additional shipments moving in regional freight lanes.”
     “Focus on cost control, while matching labor expense with available business levels, helped ABF’s performance in the first quarter,” said Mr. Davidson. “I am pleased to note that the ABF team improved shipment and weight per hour productivity measures while also increasing the level of service and cargo care to our customers.”

     Total billed revenue per hundredweight in this year’s first quarter was $26.32, an increase of 4.8% over last year’s first quarter figure of $25.11. “As was the case in the fourth quarter, the overall increase in revenue yield was affected by higher fuel surcharge resulting from considerably higher fuel-related costs and by profile shifts in our freight mix,” said Mr. Davidson. “Because of the weak freight environment, pricing in our industry remains very competitive. However, our account profitability continues to be supported by the high level of value-added service that we provide.”
     “In 2007, ABF reduced transit times, creating thousands of new next-day lanes, and that investment is beginning to bear fruit. Throughout this year, further operational changes facilitated by ABF’s new labor contract should result in additional transit-time reductions in thousands of new regional freight lanes and in some of ABF’s traditional longer markets,” said Mr. Davidson. “ABF also expects to offer enhanced regional service throughout the western one-third of the United States by the end of the year.”
     “During a period of economic decline and business slowdown, shippers tend to seek out competent, stable motor carriers who offer consistent, damage-free transit and reliable customer service. ABF has been benefiting from this ‘flight to quality’ industry trend,” said Mr. Davidson. In this year’s first quarter, ABF’s continuing emphasis on its Quality Process provided improvements throughout the company, including:
•	ABF’s first quarter 2008 cargo claim ratio, a measure of net cash payouts to revenue, was 0.64%, representing further improvement when compared to the full year 2007 figure, which was the lowest in over twenty-five years.

•	ABF’s first quarter 2008 Department of Transportation (“DOT”) recordable accidents per million total road and city miles were below those of the same period last year.

•	Workers’ compensation costs in ABF’s first quarter were especially favorable. Two items contributed to this positive result. The first item relates to ABF’s annual update of claims development factors which were lowered as a result of favorable claims experience over the last year. This reduced ABF’s year-over-year first quarter operating ratio by approximately 60 basis points. The second item relates to routine workers’ compensation claims activity during the first quarter which was also favorable, by a similar amount, compared to the same period last year. Even without the impact of the development factors adjustment, ABF’s first quarter 2008 workers’ compensation costs, as a percent of revenue, were below its five-year average.
     “During challenging economic times, these are a few of the characteristics that distinguish ABF as a stable and reliable choice in the LTL marketplace,” said Mr. Davidson. “In addition, our financial strength offers a foundation for managing through the current environment and for considering future opportunities to serve customers that provide acceptable returns. We are evaluating opportunities inside and outside of ABF to use our considerable resources to increase shareholder value.”
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2008 first quarter results. The call will be today, Wednesday, April 23, at 12:00 Noon ET (11:00 a.m. CT). Interested parties are invited to listen by calling (877) 275-1257 or (706) 634-6529 (for international callers). Following the call, a recorded playback will be available through the end of the day on Thursday, May 15, 2008. To listen to the playback, dial (800) 642-1687 or (706) 645-9291 (for international callers). The conference call ID for the playback is 41605004. The conference call and playback can also be accessed, through Thursday, May 15, on Arkansas Best’s website at arkbest.com.
Company Description
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and nonunion employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31
	2008	2007
	(Unaudited)
	($ thousands, except share and per share data)
OPERATING REVENUES	$447,511	$427,813

OPERATING EXPENSES AND COSTS	434,359	421,035

OPERATING INCOME	13,152	6,778

OTHER INCOME (EXPENSE)
Interest and dividend income	1,819	1,200
Interest expense and other related financing costs	(339)	(287)
Other, net	(511)	175

	969	1,088

INCOME BEFORE INCOME TAXES	14,121	7,866

FEDERAL AND STATE INCOME TAXES
Current	5,201	1,776
Deferred	376	1,291

	5,577	3,067

NET INCOME	$8,544	$4,799

BASIC EARNINGS PER SHARE	$0.34	$0.19

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	24,873,651	24,828,355

DILUTED EARNINGS PER SHARE	$0.34	$0.19

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,093,540	25,163,851

CASH DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.15	$0.15

Note:	First quarter 2007 revenue includes a $5.2 million reclassification associated with certain shipments involving third-party interline carriers and certain brokerage transactions where ABF retains the primary obligation to provide services to the customer. This revenue is now recorded on a gross basis, with expenses paid to the third-party carrier recorded in the “purchased transportation” category. Previously, this revenue was reported on a net basis whereby the expense of the third-party carrier was netted against revenue. The change had no impact on ABF’s operating income and a minimal impact on ABF’s operating ratio.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2008	2007
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents(1)	$196,971	$93,805
Short-term investment securities(1)	—	79,373
Accounts receivable, less allowances (2008 — $3,527; 2007 — $3,942)	146,393	141,565
Other accounts receivable, less allowances (2008 — $923; 2007 — $774)	8,037	8,963
Prepaid expenses	13,346	11,243
Deferred income taxes	36,097	36,585
Prepaid income taxes	2,751	3,699
Other	7,664	7,184

TOTAL CURRENT ASSETS	411,259	382,417

PROPERTY, PLANT AND EQUIPMENT
Land and structures	231,469	231,169
Revenue equipment	505,571	509,627
Service, office and other equipment	144,638	142,635
Leasehold improvements	20,171	19,794

	901,849	903,225
Less allowances for depreciation and amortization	451,757	437,087

	450,092	466,138

OTHER ASSETS	57,773	70,803

GOODWILL	63,970	63,991

	$983,094	$983,349

(1)	During first quarter 2008, the Company sold its short-term investments with no realized gains or losses and transitioned into money market funds, which are classified as cash equivalents.

Note:	The balance sheet at December 31, 2007 was derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	March 31	December 31
	2008	2007
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$11,669	$15,248
Accounts payable	62,330	60,341
Income taxes payable	545	2,414
Accrued expenses	163,801	166,631
Current portion of long-term debt	233	171

TOTAL CURRENT LIABILITIES	238,578	244,805

LONG-TERM DEBT, less current portion	1,577	1,400

PENSION AND POSTRETIREMENT LIABILITIES	50,833	48,859

OTHER LIABILITIES	21,005	25,093

DEFERRED INCOME TAXES	31,655	30,806

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2008: 26,554,292 shares; 2007: 26,549,038 shares	266	265
Additional paid-in capital	259,927	258,878
Retained earnings	462,277	457,536
Treasury stock, at cost, 2008: 1,677,932 shares; 2007: 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(25,254)	(26,523)

TOTAL STOCKHOLDERS’ EQUITY	639,446	632,386

	$983,094	$983,349

Note:	The balance sheet at December 31, 2007 was derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
	2008	2007
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$8,544	$4,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,291	18,968
Other amortization	73	53
Pension settlement expense	1,093	1,060
Share-based compensation expense	1,127	902
Provision for losses on accounts receivable	300	296
Deferred income tax provision	376	1,291
Gain on sales of assets	(1,873)	(1,322)
Excess tax benefits from share-based compensation	—	(298)
Changes in operating assets and liabilities:
Receivables	(4,307)	(1,970)
Prepaid expenses	(2,103)	(2,309)
Other assets	4,671	291
Accounts payable, taxes payable, accrued expenses and other liabilities(1)	(1,993)	(6,480)

NET CASH PROVIDED BY OPERATING ACTIVITIES	25,199	15,281

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of capital leases(1)	(2,581)	(22,528)
Proceeds from asset sales	10,674	3,430
Purchases of short-term investment securities	—	(84,135)
Proceeds from sales of short-term investment securities	78,604	99,050
Capitalization of internally developed software and other	(1,242)	(1,202)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	85,455	(5,385)

FINANCING ACTIVITIES
Payments on long-term debt	(106)	(79)
Net change in bank overdraft	(3,579)	(630)
Payment of common stock dividends	(3,803)	(3,780)
Purchases of treasury stock	—	(4,945)
Excess tax benefits from share-based compensation	—	298
Proceeds from the exercise of stock options and other	—	484

NET CASH USED BY FINANCING ACTIVITIES	(7,488)	(8,652)

NET INCREASE IN CASH AND CASH EQUIVALENTS	103,166	1,244
Cash and cash equivalents at beginning of period	93,805	5,009

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$196,971	$6,253

(1)	Does not include $9.1 million of equipment which was received but not yet paid for at March 31, 2007.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA,
OPERATING RATIOS AND FINANCIAL STATISTICS

	Three Months Ended
	March 31
	2008		2007
	(Unaudited)
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)(2)	$427,747		$412,619
Other revenues and eliminations	19,764		15,194

Total consolidated operating revenues	$447,511		$427,813

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$257,723	60.3%	$264,691	64.1%
Supplies and expenses	81,858	19.1	67,902	16.5
Operating taxes and licenses	11,939	2.8	11,745	2.8
Insurance	4,833	1.1	4,418	1.1
Communications and utilities	4,009	0.9	3,935	1.0
Depreciation and amortization	18,556	4.3	18,117	4.4
Rents and purchased transportation(2)	36,021	8.4	36,595	8.9
Gain on sale of property and equipment	(1,874)	(0.4)	(1,322)	(0.3)
Other	1,802	0.5	757	0.1

	414,867	97.0%	406,838	98.6%

Other expenses and eliminations	19,492		14,197

Total consolidated operating expenses and costs	$434,359		$421,035

OPERATING INCOME
ABF Freight System, Inc.(1)	$12,880		$5,781
Other income and eliminations	272		997

Total consolidated operating income	$13,152		$6,778

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	See note to Consolidated Statements of Income on page 5.

Rolling Twelve Months
Ended
March 31, 2008
FINANCIAL STATISTICS

After-Tax Return on Capital Employed (3)	10.0%

(3)	(net income + interest after tax) / (average total debt + average equity)

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS

	Three Months Ended March 31
	2008	2007	% Change
		(Unaudited)
Workdays	63.5	64.0

Billed Revenue(1)(2) / CWT	$26.32	$25.11	4.8%

Billed Revenue(1)(2) / Shipment	$334.30	$311.76	7.2%

Shipments	1,288,290	1,334,155	(3.4)%

Tonnage (tons)	818,131	828,335	(1.2)%

Tons/Days	12,884	12,943	(0.5)%

(1)	Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

(2)	See note to Consolidated Statements of Income on page 5.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE